                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         This First Amendment to Employment Agreement, dated May 16, 2000, by and between INTERDENT, INC., a Delaware corporation (the "Company") and Michael
T. Fiore ("Employee"), is made effective as of May 8, 2000.

                                    AGREEMENT

         In consideration of the promises, covenants, and representations below, the parties agree as follows:

         1. BASE COMPENSATION. Employee's base salary will be increased to the annual rate of $350,000 ("Base Salary") effective as of April 1, 2000. Employee will also be eligible for an annual bonus of up to 50% of Base Salary, based upon achievement of mutually agreeable goals as determined each calendar year between the Employee and the Company, but in no event will such bonus be less than 50% of the total eligible bonus in any calendar year. For the year 2000, such minimum bonus will be $87,500. The Bonus amount will be paid on or before March 15 of each calendar year following the calendar year for which the bonus is payable. Employee's Base Salary will be reviewed and increased no later than April 1 of each year.

         2. DENTALXCHANGE OPTIONS. Employee will be granted options to purchase 150,000 shares of the common stock of DentalXChange currently owned by the Company at a price of $1.00 per share, such options to vest ratably over 24 months beginning on the effective date of this Agreement.

         3. STOCK OPTIONS. Employee will be granted options to purchase 500,000 shares of the Company's Common Stock under the 1999 InterDent Employee Stock Option Plan at the fair market value of the stock at May 5, 2000 ($3.93). Twenty-five percent of such options (25%) will vest immediately, and the balance (75%) will vest over a four year period, subject to acceleration as specified in the Employment Agreement. The options will be Incentive Stock Options to the maximum amount permitted under IRS regulation, and the balance will be Non-Qualified Stock Options.

         4. "SUPER OPTIONS." Employee will be granted options to purchase 1,000,000 shares of the Company's Common Stock under the proposed InterDent Employee "Super Option" Plan, at the fair market value of the stock at May 5, 2000 ($3.93). Such options shall vest at the earlier of seven (7) years from the date hereof or immediately at the time that the closing price on NASDAQ of the Common Stock of InterDent equals or exceeds $10.00 per share for ten out of twenty consecutive trading days. The Company agrees that it will formalize and approve such Plan, and obtain Shareholder approval within the required period.

         5. REPURCHASE SHARES. The Company agrees not to repurchase 33,382 shares of Common Stock from Employee which the Company is currently eligible to repurchase at cost ("Repurchase Shares"), and agrees that such repurchase right will lapse no later than January 1, 2001, or at the Company's option, the Company will pay or distribute to Employee a mutually agreeable financial instrument or cash with an equivalent after tax value.

         6. LOAN. The Company will loan to Employee the sum of $5 million, in three installments, the first of which will be $2.5 million and paid on May 15, 2000, the second of which will be $1.5 million and paid at the time of the closing of the committed financing transaction (which is estimated to be May 31, 2000), but in no event later than August 31, 2000, and the final installment of $1 million which will be paid on September 1, 2000 (assuming that the financing transaction previously referred to has been closed), but in no event later than November 1, 2000. The loan will be evidenced by a Promissory Note, which will be due on May 1, 2004, with interest charged at the applicable federal rate under the Internal Revenue Code of 1986, as amended, but payable only on the date on which principal is payable (the "Note"). The loan and accrued interest will be with recourse to the Employee only until May 1, 2002 or at such earlier date if any of the following events occur, at which time the loan and accrued interest will be with recourse only to Employee's current ownership of 322,000 shares of InterDent Common Stock, Employee's 500,000 options to purchase InterDent Common Stock as granted in (3) above, and Employee's 1,000,000 options to purchase InterDent Common Stock under the "Super Option" Plan as granted in (4) above, and Employee's 150,000 options to purchase DentalXChange Common Stock as granted in (2) above: (i) Employee's employment with the Company is terminated by the Company for any reason other than "cause", as defined in the Employment Agreement dated March 11, 1999; (ii) Employee's employment with the Company is terminated by Employee for "good reason", as defined in the Employment Agreement dated March 11, 1999, or for failure of the Company to make the required installments of the Loan as specified in this Section (6) which failure is another event under the definition of "good reason" in Section 8(d) of the Employment Agreement; (iii) a "change in control" (as defined in subparagraphs
(a) through (c) below) of the Company occurs; or (iv) the Company fails to make any installment of the Loan to Employee on the dates specified above (provided that the Company has a ten day cure period following notice of non-payment). At the time that the Note becomes non-recourse to the Employee as specified above, the Employee at his option may satisfy the Note and all accrued interest in whole through the exchange of the above Common Stock and options to acquire common stock; or alternatively, Employee may prepay the loan and accrued interest at any time in whole or in part in cash or through the exchange of InterDent Common Stock or options to acquire InterDent common stock, with the value of the Common Stock and options determined on the basis of the ten day trailing average of the closing price of the Common Stock on NASDAQ.

For purposes of the Agreement, a "change in control" of the Company shall mean:

                  (a) consummation of any consolidation, merger, or plan of share exchange involving the Company (a "Merger") in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the

Company would be converted into cash, securities or other property, other than a Merger in which the holders of shares of Common Stock of the Company immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger.

                  (b) consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

                  (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

         7. PROMISSORY NOTE. The Promissory Note dated April 1, 1997 between Employee and the Company in the original amount of $150,000 plus all current and future accrued interest will be forgiven by the Company effective on the earlier of May 1, 2002 or the date on which any of the events specified in
(6) (i) (ii) (iii), or (iv) occurs, or in the event of Employee's Death or Disability.

         8. LIMITATION ON PAYMENTS. In the event of a change in control that would otherwise be subject to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or that would subject Employee to the excise tax described in Section 4999 of the Code, the Company shall pay to Employee an additional gross-up payment in order to put Employee in the same after-tax position that he would have been in had no excise tax been imposed.

         9. INDEMNIFICATION AND COSTS. The Company shall indemnify Employee for legal fees and costs which he incurs in connection with or arising in any way out of the negotiation and termination of his discussions with his prospective employer, and the negotiation and advice on his rights and obligations in any way with respect to entering into and enforcing his rights under this Agreement.

         10. APPROVAL. This First Amendment to the Employment Agreement has been approved by the Compensation Committee of the Board of Directors and the Board of Directors of InterDent, absent Michael T. Fiore, who has recused himself from all discussions and votes on this matter.

         11. PRIOR AGREEMENT. Unless otherwise specified or modified by this Amendment, the Employment Agreement dated March 11, 1999 by and between the Company and Employee remains in full force and effect except as modified by this Agreement.

         12. OBLIGATION OF COMPANY TO PROVIDE LOAN TO EMPLOYEE. The Company acknowledges that the intent of this First Amendment is to induce Employee to continue his services to the Company and payment of the entire $5 million to be made to Employee is an integral part of this Agreement. The Company's obligation with regard to making all installments of such payments to Employee as specified is absolute, even if one or more of the events specified in Section (6) (i),
(ii), (iii), or (iv) occurs.

         13. CURRENT OPTIONS. Employee agrees to voluntarily forfeit his existing options to purchase 175,000 shares of InterDent Common Stock.

         14. DEATH OR DISABILITY. The Company will reimburse Employee for the cost of Life Insurance and Disability Insurance which will provide for the equivalent of $5 million in coverage in the event of Employee's Death or Disability, defined as Employee's inability to perform substantially all of the duties and services required of Employee hereunder for a period of six (6) months. Alternatively, at the option of the Company, the Company agrees that Employee's Death or Disability as defined herein will be an event in Section (6) of this First Amendment after which the Loan will become recourse only to Employee's ownership of InterDent's Common Stock and options and DentalXChange options as specified in Section (6).

         IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement as of the Effective Date.

                                    COMPANY:


                                    INTERDENT, INC.


                                    By:
                                        ----------------------------------------
                                                   Wayne Posey, Director


                                    By:
                                        ----------------------------------------
                                                  Robert Finzi, Director


                                    By:
                                        ----------------------------------------
                                                  Steven Matzkin, D.D.S.
                                                 Co-Chairman and President


                                    EMPLOYEE:


                                    By:
                                        ----------------------------------------
                                                     Michael T. Fiore

               ADDENDUM TO FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         In the event that the Company's Senior Lenders or other Lenders or Investors prevents in any way one or more installments of the Loan being made to Employee as described in Section (6) of the First Amendment to Employment Agreement, either prior to or after being made, then any or all such payments will be transferred from Loans evidenced by a Promissory Note to a Retention Bonus, repayable by Employee to the Company only in the event Employee voluntarily resigns from the Company without "good reason" as defined in Employment Agreement and First Amendment, or Employee is terminated by the Company for "cause" as defined in Employment Agreement prior to the earliest to occur of May 1, 2002 or the date of any of the events described in Section (6)
(i), (ii), (iii), or (iv). Such Bonus(es) will be made to Employee at the same times as the Loan would have been and will be evidenced by documents reflecting the same terms and conditions as the Promissory Note. It is the intention of the Company that the Bonus(es) will result in the Employee being in the same legal and economic position as Employee would have been under the original terms of the Loan as described in Section (6) of the First Amendment to Employment Agreement. The Company will indemnify Employee for any tax or legal consequences resulting from this change from Loan to Bonus in order to put Employee in the same after-tax position that he would have been in had no such change occurred. In no event will Employee be required to repay any Loan or Bonus(es) except as described in Section (6) of the First Amendment to Employment Agreement, and the Company's obligation to make Loans (or Bonus(es)) to Employee is absolute and without regard to the actions of any other Third Party.

         In the event that payments made to Employee as described above are transferred to Retention Bonus(es), and subsequently the Senior Lenders, other Lenders or Investors allow such payments to be made as Loans as originally intended, then such payments will be transferred to Loan(s) under the terms and conditions as specified in this First Amendment to Employment Agreement.

         IN WITNESS WHEREOF, the parties have executed this Addendum to First Amendment to Employment Agreement as of the Effective Date.

                                    COMPANY:


                                    INTERDENT, INC.


                                    By:
                                        ----------------------------------------
                                                 Wayne Posey, Director


                                    By:
                                        ----------------------------------------
                                                Robert Finzi, Director


                                    By:
                                        ----------------------------------------
                                                Steven Matzkin, D.D.S.,
                                               Co-Chairman and President



                                    EMPLOYEE:


                                    By:
                                        ----------------------------------------
                                                   Michael T. Fiore


                                       2